                                                                  Exhibit 10.32

                    Cooperation Software Licencing Agreement
                    ----------------------------------------



between


Berningshausen & Neben OHG
Gerhard-Gerdes-StraBe 19, 37079 Gottingen

             - hereinafter referred to as "B&N" -

and


Cybernet Internet Services International, Inc.
Stefan-George-Ring 19-23, 81929 Munich

             - hereinafter referred to as Cybernet -



                              Preliminary remark

B&N is active in the area of development and distribution of software products for inter-company exchange of documents ("EDI"). Cybernet is active in the area of network services for enterprises. The parties intend to develop EDI platforms according to the requirement of this agreement, to produce them and to distribute them. An EDI platform consists basically of software products of B&N ("B&N software") and an IP-based communication structure linking these products. B&N grants Cybernet the right to connect B&N software with soft-, hardware or IP-based infrastructure of Cybernet ("Cybernet components") to EDI platforms, to process them and to market these combined EDI platforms. EDI platforms are to be offered to companies and/or organizations for the purpose of data exchange.


                           (S) 1 Program description

1. The B&N software which is the subject of this agreement including the technical specification and verbal description is listed in Annex 1.

2. The technical specification and the verbal description of the Cybernet components and possible EDI platforms result from Annex 2.

                           (S) 2 Distribution licence


1. B&N hereby grants Cybernet an exclusive, non-transferrable and chronologically and geographically unrestricted distribution right to the products which are the subject of the agreement according to Annex 1, which Cybernet may offer to third parties. Furthermore, Cybernet is entitled to connect these products to Cybernet components and/or process them and to offer the EDI platform created in this manner under its own brand, while existing brands of B&N have to be maintained. The exclusiveness of this licence is solely restricted according to the provisions of & 3. Distribution by third parties in their own name (e.g. Cybernet resellers) requires the advance approval of B&N. (S) 16 of this agreement and will not be affected by it (i.e. connected enterprises may perform distribution without the permission of B&N in their own name).

2. The contracting parties may agree that the delivery of B&N programs is replaced by granting the right of reproduction. In such a case Cybernet B&N, on an order form, has to show the number of copies and the B&N programs affected in a written statement (reproduction notice) indicating also the price to be paid.

3. Cybernet may grant its customers a simple licence which is chronologically and geographically unrestricted in principle. Cybernet must point out any copyright entries and/or trademarks of B&N. Cybernet in regard to the EDI platforms acts in its own name and for its own account.


                         (S) 3 Self-distribution by B&N

1. B&N further has the chance, to distribute EDI platforms in its own name, while Cybernet components may not be replaced by products or services of a third party.

2. Where B&N distributes EDI platforms by using Cybernet components, B&N from Cybernet receives 40% of the communication turnover made, less the Cybernet standard considerations (example: standard price call & surf DM 0.07 per minute and EDloverIP DM 0.15/minute; difference DM 0.08/minute; hence the B&N percentage of turnover corresponds to 40% of DM 0.08/minute = DM 0.032/minute).


                       (S) 4 Non-recurrent licencing fee

1. From Cybernet, B&N shall receive an amount of DM 2,000,000 (in words: two million German marks) plus VAT which is payable and due as follows:

    by January 1, 2000
               -------

2. B&N is obliged according to the preceding subsection 1 to invest at least a partial amount of DM 1,500,000.00 net into the further development of B&N software according to Annex I and into support. The funds are exclusively used according to the document of use as per Annex III. Cybernet is entitled to examine the use any time.


                            (S) 5 Agreement handling


1. Cybernet orders the programs from B&N. This applies also, if the contracting parties replaced delivery by a right of reproduction. B&N shall accept the individual order in writing no later than within seven business days.

2. The other details shall be agreed by the parties with common consent on a project basis.


                         (S) 6 Prices and price changes

1. The prices according to Annex 1 applicable to the B&N programs which are the subject of the agreement are shown in Annex 3.

2. Cybernet shall be granted a discount by B&N of 40% of the end consumer price achieved. The consideration which Cybernet has to pay to B&N according to the order note is payable within 30 days after delivery or confirmation of order for a reproduction note by B&N without deduction by Cybernet.

3. Price increases during the term of the agreement by more than 10% per year compared with the last standard price list require the mutual agreement by the parties.


               (S) 7 System integration, development cooperation


1. B&N additionally provides Cybernet with the technical information and personell support required for the development of EDI platforms. The necessary resources and services are defined jointly by the parties within the framework of the relevant customer projects.

2. Cybernet and B&N intend to cooperate in the development of EDI platforms. Advance development is based on a product development plan of B&N which is coordinated with Cybernet according to a three-month schedule. The customer-specific extension within the framework of projects shall not be affected by it.

3. B&N untertakes to ensure the compatibility with the predecessor versions on all advance developments.


                  (S) 8 Test and new versions of B&N software

1. B&N within 4 weeks of signing the agreement shall submit to Cybernet the B&N software which is the subject of the agreement for test purposes to further the development of EDI platforms.

2. Cybernet will examine the B&N software in regard to product description and the intended purpose. Here Cybernet will assign this task to technically versed expert staff having sufficient knowledge of B&N software.

3. Four weeks prior to availability of a new version of B&N software, B&N will provide Cybernet with this version.


                 (S) 9 Delivery and support for older versions

During the term of this agreement and up to 12 months after issue of the last-released version of the B&N software which is the subject of this agreement, B&N shall keep the last but one status, based on the newest program release, available.


                                 (S) 10 Support

1. Cybernet assumes responsibility towards its customers for care and maintenance of EDI platforms.

2. B&N, as support for the maintenance service which must be rendered to Cybernet customers and for purposes of licence use and realization Cybernet provides the following maintenance services:

    - ensuring the use of B&N software according to the agreement on a continuous basis

    - future releases, updates, upgrades and all follow-up products of B&N software;

    - hotline and second-level support for B&N software components 24hrs x 7 days per week. The processes for the first and second line support are defined by the parties with comment consent (trouble ticking, customer identification etc.)

3. For its support services B&N in accordance with the support services according to the preceding subsection 2, B&N shall receive a percentage of 50% of support turnovers realized by Cybernet with Cybernet customers in connection with EDI platforms. Where based on the agreement B&N realizes immediate support turnovers with customers in connection with EDI platforms, conversely, Cybernet shall receive a percentage of 50% of the support turnovers of B&N.


                                (S) 11 Guaranty

1. B&N guarantee that the B&N software meets the specifications according to Annex 1 and that it has no defects for which B&N is responsible.

2. The guaranty period is twelve months. It starts with the shipment of the B&N software to Cybernet and/or the acceptance of B&N software as being in conformity of the agreement.


                         (S) 12 Rights of third parties

1. B&N vouches for the fact hat the B&N software is free of rights of third parties excluding or limiting its use. Where the use of the B&N software in line with the agreement is affected or made impossible by rights claimed by third parties, B&N shall be committed to change the B&N software in a way or replace it so that the rights claimed by third parties are no longer affected while meeting the specifications according to Annex 1.

2. B&N assumes the sole and, as far as its size is concerned, unlimited liability towards those who claim a violation of their rights by B&N software. B&N is entitled and committed to handle all disputes resulting from these claims at its own expense. Where claims by third parties are raised against Cybernet for violation of their rights by B&N software, B&N shall indemnify Cybernet -other legal claims notwithstanding - against all claims (for compensation) and bear all costs associated with such a claim (e.g. in connection with legal disputes). Cybernet is obliged to inform B&N immediately, if claims are raised against Cybernet for violation of third party rights based on B&N software.


                                (S) 13 Liability

The parties are liable - the legal reason notwithstanding - for damage which they or a person they have to stand for caused according to the legal provisions.

                       (S) 14 Confidentiality and secrecy

1. The parties shall use all business and operating secrets of the other party, particularly all documents, documentations, drawings, production procedures and production methods and other know-how of the other party and, where provided, the source code of computer programs, confidentially and use them only for the purpose of the agreement.

2. This information may only be made accessible to third parties ,if the party concerned agrees in writing and if required for the implementation of the agreement.


                   (S) 15 Term of agreement and cancellation


1. This agreement takes effect on January 1, 2000. The term is three years. Unless the agreement is cancelled six months before the end of the agreement, it shall renew itself for another year.

2. Where B&N cancels the agreement in accordance with the preceding subsection 1, B&N, for a period of 12 months after the agreement, shall be under the obligation to Cybernet to provide all support services in accordance with the preceding (S) 12.

3. The right to cancel this agreement for cause remains unaffected. Either party is particularly entitled to cancel this agreement for cause with immediate effect, if

        a) one of the parties files a bankruptcy petition for its assets in accordance with (S) 18 InsO or

        b) where insolvency proceedings are commenced against the assets of one of the parties or the commencement of insolvency proceedings are refused for lack of assets covering the costs or

        c) where substantial parts of the assets of either party have been seized and the cancellation of the seizure has not been proven within three months from taking effect or no later than exploitation

        d) one of the parties has to confirm the correctness of its list of assets in lieu of an oath


4. The cancellation of this agreement by Cybernet for cause in accordance with the preceding subsection 3 shall not affect Cybernet`s right to continuously use and exploit the software of B&N in accordance with the preceding (S) 2. Cybernet, in the case of cancellation for cause, has a right to use the source codes and may continue to use them in its own name and for its own account.

5. The termination of this agreement - regardless of the reason - shall leave the effect and validity vis-a-vis licences granted to Cybernet prior to termination of the agreement unaffected.


                          (S) 15 Associated companies

The companies in which the parties hold a majority interest are also entitled from this agreement.


                           (S) 17 Providing security

1. B&N, to provide security for the Cybernet entitlement according to the preceding (S) 15 subsection 4, is obliged to deposit the source code of B&N software (including future releases, updates, upgrades and all successor products) in its latest status version plus the pertaining documentation with lawyer Mr Besner as trustee and to leave it there. The costs incurred shall be borne by Cybernet.

2. The trustee is irrevocably instructed by the parties to release the source code to Cybernet, if Cybernet cancelled this agreement for cause. For the purpose of proof - the presentation of a public document (e.g.certificate of registration) will suffice.


                           (S) 18 General provisions

1. Where single provisions of this agreement are fully or partly invalid or void and unenforceable or should there be a gap in this agreement the validity of the other provisions shall not be affected. In lieu of the valid or void or unenforceable provision, for filling the gap, a reasonable provision shall be agreed which - within the scope of what is legally admissible - is closest to the economic result which the parties sought through the invalid or unenforceable provision and what according to the sense and purpose of the agreement they would have primarily sought before resorting to the legal provisions, had they considered the unregulated point; it is helpful to agree on it and lay it down in writing.

3. This agreement and its annexes contain all arrangements. Oral subsidiary arrangements were not made. Amendments to the agreement require the written form.

4.  The court venue where legally admissible is Munich. German law shall apply.

Munich, December 28, 1999


/s/ Illegible Signature                         /s/ Illegible Signature